Exhibit 10.1

ADMINISTRATIVE PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of July 31, 2009

among

STATION CASINOS, INC.,

as debtor and debtor-in-possession and as the Borrower,

The Lenders Party Hereto,

and

VISTA HOLDINGS, LLC,

as Administrative Agent

TABLE OF CONTENTS

		Page

	ARTICLE I
	DEFINITIONS AND ACCOUNTING TERMS

1.01	DEFINED TERMS	1
1.02	Other Interpretive Provisions	9
1.03	Rounding	10
1.04	Times Of Day	10

	ARTICLE II
	THE BORROWINGS

2.01	The Loans	10
2.02	Borrowings Of Loans	11
2.03	Prepayments	11
2.04	Repayment Of Loans	11
2.05	Interest	11
2.06	Computation Of Interest And Fees	12
2.07	Evidence Of Indebtedness	12
2.08	Payments Generally; Administrative Agent’s Clawback	12
2.09	Sharing Of Payments By Lenders	13
2.10	Priority	13

	ARTICLE III
	CONDITIONS PRECEDENT TO BORROWINGS

3.01	Conditions Of Initial Borrowing	14
3.02	Conditions To All Borrowings	15

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES

4.01	Governmental Authorization; Other Consents	15
4.02	Binding Effect	15
4.03	Margin Regulations; Investment Company Act	16
4.04	Administrative Priority Obligations	16

	ARTICLE V
	AFFIRMATIVE COVENANTS

5.01	Certificates; Other Information	16
5.02	Use Of Proceeds	16
5.03	Further Assurances	17

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	ARTICLE VI
	EVENTS OF DEFAULT AND REMEDIES

6.01	Events Of Default	17
6.02	Remedies Upon Event of Default	18
6.03	Application Of Funds	18

	ARTICLE VII
	ADMINISTRATIVE AGENT

7.01	Authorization and Action	19
7.02	Agent’s Reliance, Etc.	19
7.03	Agents Entitled to Act as Lender	19
7.04	Indemnification Of Agents	19
7.05	Successor Agents	20
7.06	Delegation of Duties	21

	ARTICLE VIII
	MISCELLANEOUS

8.01	Amendments, Etc.	21
8.02	Notices and Other Communications; Facsimile Copies	21
8.03	No Waiver; Cumulative Remedies	22
8.04	Expenses; Indemnity; Damage Waiver	22
8.05	Successors and Assigns	23
8.06	Interest Rate Limitation	23
8.07	Counterparts; Integration; Effectiveness	23
8.08	Survival Of Representations and Warranties	24
8.09	Severability	24
8.10	USA Patriot Act Notice	24
8.11	Governing Law; Jurisdiction; Etc.	24
8.12	Gaming Authorities and Liquor Authorities	25
8.13	Certain Matters Affecting Lenders	25
8.14	Subordination of Rights to Repayment, Reimbursement, Set-Off, Etc.	26

SIGNATURES		S-1

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EXHIBITS

FORM OF

A	Loan Notice
B	Note
C	Assignment and Assumption
D	Interim Order

SCHEDULES

Schedule I	Designated Account
Schedule 2.01	Applicable Percentages
Schedule 8.02	Administrative Agent’s Office, Certain Addresses for Notices

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ADMINISTRATIVE PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This ADMINISTRATIVE PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is entered into as of July 31, 2009, among STATION CASINOS, INC., a Nevada corporation and a debtor and debtor in possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”), as the borrower, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and VISTA HOLDINGS, LLC, as Administrative Agent.

PRELIMINARY STATEMENTS:

1.                                       On July 28, 2009 (the “Filing Date”), Borrower and certain of its Affiliates (each, an “Affiliate Filer”) filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

2.                                       Borrower has requested that the Lenders provide a revolving credit facility to Borrower in an aggregate principal amount not to exceed $150,000,000 (the “Facility”).

3.                                       The proceeds of the Facility will be used for working capital and other general corporate purposes of the Borrower during the pendency of its Cases to the extent not otherwise prohibited hereunder.

4.                                       To provide assurance for the repayment of all obligations of the Borrower hereunder and under the other Loan Documents, including direct borrowings, the Borrower will provide to the Administrative Agent for the benefit of the Lenders (as more fully described herein) and pursuant to Section 364(b) of the Bankruptcy Code and the Orders, as applicable, an Administrative Priority Claim in the Cases having pari passu priority with other administrative expense claims of the kind specified in Section 503(b) of the Bankruptcy Code, subject only to the Carve-Out and any Adequate Protection Claim arising in favor of the lenders under the Prepetition Facility, each of which shall have priority superior to the Administrative Agent’s Administrative Priority Claim.

In consideration of the premises and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                           DEFINED TERMS.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adequate Protection Claim” means a superpriority claim for adequate protection under Section 364(c)(1) of the Bankruptcy Code against Borrower in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses, including, without limitation, administrative expenses of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code.

“Administrative Agent” means Vista Holdings, LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account maintained by the Administrative Agent identified in writing by the Administrative Agent to the Borrower and the Lenders, or such other office or account of any servicer or sub-agent appointed by the Administrative Agent, in each case as the Administrative Agent or such servicer or sub-agent may from time to time notify to the Borrower and the Lenders.

“Administrative Priority Claim” means a claim under Section 364(b) of the Bankruptcy Code against Borrower in any of the Cases which is an administrative expense claim.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Filer” has the meaning specified in the preliminary statements hereto.

“Agents” means, collectively, the Administrative Agent and any sub-agent or servicer appointed by the Administrative Agent pursuant to Section 7.06 hereof.

“Aggregate Outstandings” means (a) at any time following the entry of the Interim Order, but prior to the entry of the Final Order, an aggregate amount equal to $75,000,000 and (b) at any time following the entry of the Final Order, an aggregate amount equal to $150,000,000.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Applicable Margin” means a per annum rate equal to 2.5%.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, subject to any subsequent adjustment or reduction pursuant to the terms and conditions hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee in substantially the form of Exhibit C.

“Availability Period” means the period from and including the Closing Date to the Maturity Date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Nevada.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Las Vegas, Nevada and on which dealings are carried on in the London interbank market.

“Cases” means, collectively, the cases of Borrower and each Affiliate Filer currently pending under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Cash Collateral” means “cash collateral” as such term is defined in Section 363(a) of the Bankruptcy Code, or any successor provision.

“Casino Licenses” means, collectively, all licenses that are required to be granted by any applicable federal, state, local, tribal or other regulatory body, gaming board or other agency that has jurisdiction over (i) any casino now or hereafter located in the State of Nevada, and (ii) any other casinos otherwise owned or operated by the Borrower or any Restricted Subsidiary.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 8.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Creditor’s Committee” means any official committee appointed in the Cases.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief

Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum.

“Designated Account” means the deposit account of the Borrower identified on Schedule I.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to wastewater or public water systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Facility” has the meaning specified in the preliminary statements hereto.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Filing Date” has the meaning assigned in the preliminary statements hereto.

“Final Order” means the final order of the Bankruptcy Court in the Cases authorizing and approving this Agreement and the other Loan Documents under Sections 364(b) and (e) of the Bankruptcy Code and entered at or after a final hearing, in form and substance substantially similar to the Interim Order and otherwise satisfactory to the Required Lenders and the Borrower.

“First Day Orders” means all of the “first day orders” and related orders submitted on or about the date of the commencement of the Cases.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Authorities” shall mean, in any jurisdiction in which the Borrower or any of its Subsidiaries manages or conducts any racing, riverboat and/or casino gaming operations or activities (including any acquired business), the applicable gaming board, commission or other governmental authority responsible for interpreting, administering and enforcing the Gaming Laws including the Nevada Gaming Commission and State Gaming Control Board and any agency or authority with jurisdiction over gaming operations on Native American tribal lands.

“Gaming Laws” shall mean all laws, rules, regulations, orders and other enactments applicable to racing, riverboat and/or casino gaming operations or activities (including any acquired business of the Borrower or any of its Subsidiaries in any jurisdiction), as in effect from time to time, including the policies, interpretations and administration thereof by any Gaming Authorities, including the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes and materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Law.

“Interest Payment Date” means the last Business Day of each calendar month (commencing with the first full month after the Closing Date) and the Maturity Date.

“Interim Order” means the order of the Bankruptcy Court in the Cases in substantially the form attached hereto as Exhibit D authorizing and approving this Agreement on an interim basis under Sections 364(b) and (e) of the Bankruptcy Code and entered at a preliminary hearing under Bankruptcy Rule 4001, in form and substance satisfactory to the Required Lenders and the Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Parties” means, collectively, the Agents and the Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Rate” means 0.280% being the rate for eurodollar deposits as quoted in the Wall Street Journal on the Closing Date for a term of thirty (30) days and in an amount comparable to the amount of the Loan requested by the Borrower in accordance with this Agreement, which determination by the Administrative Agent shall be conclusive in the absence of manifest error.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or charge or preference or priority over assets or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquor Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, and (iii) any document appointing any sub-agent or servicer pursuant to Section 7.06 that has been approved by the Borrower.

“Loan Notice” means a notice of a Borrowing substantially in the form of Exhibit A.

“Maturity Date” means the earliest of (i) the date which is seventy-five (75) days after the date that the Interim Order was entered on the Bankruptcy Court’s docket if the Final Order shall not have been approved by the Bankruptcy Court on or before such date (unless extended to some later date with the consent of the Administrative Agent in its sole discretion or such other longer period as may be expressly agreed to in writing by the Required Lenders), (ii) February 10, 2010, (iii) ten Business Days after the effective date of a Plan of Reorganization, as such effective date is specified in such plan or plans and (iv) the date of the acceleration of the Loans pursuant to Section 6.02.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, expenses, charges and disbursements. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of obligation described in clause (a) that the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Orders” means the Interim Order and, if any, the Final Order, as applicable.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent” means, collectively, FCP Holding, Inc., Fertitta Partners LLC, and FCP VoteCo, LLC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means a plan or plans of reorganization in respect of the Cases.

“Prepetition Exclusive Period” has the meaning given to such term in Section 8.14.

“Prepetition Facility” means the credit facility pursuant to that certain Credit Agreement, dated as of November 7, 2007, among Borrower, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as syndication agent, and the other agents party thereto, as amended, modified and supplemented by the Forbearance Agreement and First Amendment to the Credit Agreement dated as of March 2, 2009, and all documents, instruments and agreements (including, without limitation, all collateral and security documents) executed or delivered in connection therewith (as the credit agreement and each other document, instrument and agreement has been amended, waived, modified, supplemented or restated prior to the Filing Date).

“Prepetition Lenders” means the lenders under the Prepetition Facility.

“Prepetition Obligations” has the meaning given to the term “Obligations” under the Prepetition Facility.

“Prepetition Superpriority Claim” means a claim of the Prepetition Lenders under Section 505(b) of the Bankruptcy Code against Borrower or any Affiliate Filer in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses, including, without limitation, administrative expenses of the kind specified in Sections 503(b), 506(c) or 507(b) of the Bankruptcy Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub-agents, servicers, trustees, attorneys and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Total Outstandings.

“Responsible Officer” means the chief executive officer, president, chief financial or accounting officer, treasurer or assistant treasurer, or, in the case of a member-managed limited liability company, a member or member-manager of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which they may be a party, the borrowing of the Loans, and the use of the proceeds thereof.

“Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Agents, any Lender or any other Indemnitee under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on the Borrower (with a copy to the Administrative Agent) within five (5) Business Days after the Borrower’s request therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by any applicable Law or any order of any Governmental Authority); provided that the failure of any Person to make or give any such claim, notice or demand or otherwise to respond to any such request shall not be deemed to be a waiver and shall not otherwise affect any such claim for indemnification.

“United States” and “U.S.” mean the United States of America.

“UST” means the United States Trustee appointed to serve in the Cases.

1.02                           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.04                           Times Of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE BORROWINGS

2.01                           The Loans.   Subject to the terms and conditions set forth herein, for so long as Administrative Agent has cash and cash equivalents on hand in an amount in excess of $100,000,000, each Lender severally agrees, and from and after such time as Administrative Agent has cash and cash equivalents on hand in an amount equal to or less than $100,000,000 to in its discretion make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period; provided that after giving effect to any Borrowing, the Total Outstandings shall not exceed the Aggregate Outstandings.

2.02                           Borrowings Of Loans.

(a)                        Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.

(b)                       Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender in writing or by telecopier or other electronic communication of the amount of its Applicable Percentage of the Loans.

(c)                        The LIBOR Rate in effect for the term of any Loan borrowed hereunder shall be 0.280%, being the LIBOR Rate in effect on the Closing Date.  The Administrative Agent shall promptly notify the Borrower and the Lenders (in writing or by telecopier or other electronic communication) of the LIBOR Rate upon determination of such interest rate pursuant to the preceding sentence.

2.03                           Prepayments.  Subject to Section 8.14, the Borrower may, upon notice to the Administrative Agent at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty.  If such notice is given by the Borrower, the Borrower shall make such prepayment, the payment amount specified in such notice shall be due and payable on the date specified therein and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

2.04                           Repayment Of Loans.  Subject to Section 8.14, the Borrower shall repay to the Administrative Agent on the Maturity Date the aggregate principal amount of all Loans (for the ratable account of the Lenders) and all other Obligations (other than Unaccrued Indemnity Claims) outstanding on such date in cash.

2.05                           Interest.

(a)                        Subject to the provisions of Section 2.05(b), each Loan shall bear interest on the outstanding principal amount thereof for the term of the Loan at a fixed rate per annum equal to the LIBOR Rate (as determined pursuant to Section 2.02(c)) plus the Applicable Margin.

(b)                       (i) If any amount of principal of any Loan is not paid when due (with regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall, upon the request of the Required Lenders, bear interest at a fixed interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fixed interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable

Laws.  Subject to Section 8.14, accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                        Subject to Section 8.14, interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof.

2.06                           Computation Of Interest And Fees.  All computations of fees and interest shall be made on the basis of a 365-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07                           Evidence Of Indebtedness.

(a)                        The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent  in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)                       Entries made in good faith by each Lender in its account or accounts pursuant to Section 2.07(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.08                           Payments Generally; Administrative Agent’s Clawback.

(a)                        General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.

(b)                       Obligations Of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(b) are several and not joint.  The failure of any Lender to make any Loan or make payments pursuant to Section

8.04(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make payments pursuant to Section 8.04(b).

(c)                        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(d)                       Insufficient Payment.  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 6.03.

2.09                           Sharing Of Payments By Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them.

2.10                           Priority.  (a) Administrative Priority Claims.  Borrower hereby covenants, represents and warrants that, upon entry of the Interim Order or the Final Order, whichever is then in effect, the Obligations of Borrower under the Loan Documents: pursuant to Section 364(b) of the Bankruptcy Code, shall at all times constitute joint and several allowed administrative priority administrative expense claims in the Cases having pari passu priority with all other costs and expenses of the kind specified in, or ordered pursuant to, Section 503(b) of the Bankruptcy Code, subject to any Adequate Protection Claim arising in favor of the lenders under the Prepetition Facility and further subject to, on and after delivery of notice by the Administrative Agent to the Borrower (and its counsel), the UST and counsel to the Creditor’s Committee, if applicable, that an Event of Default has occurred and is continuing and the Required Lenders desire to trigger the Carve-Out (a “Carve-Out Trigger Notice”), the Carve-Out (as defined below); provided that, except as otherwise provided in the Interim Order or the Final Order, whichever is then in effect, no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, or enforcement of the indebtedness of Borrower owing the Lenders.  “Carve-Out” means (i) the unpaid fees due and payable to the Clerk of the Court and the Office of the United States Trustee pursuant to 28 U.S.C. § 1930; and (ii) accrued and unpaid costs, fees and expenses incurred by professionals retained pursuant to Section 327 of the Bankruptcy Code by the Debtors and any Creditors Committee, (collectively, the “Professionals”), in each case, incurred prior to delivery of a Carve-Out Trigger Notice and (iii) accrued and unpaid costs, fees and expenses of Professionals incurred on or subsequent to delivery of a Carve-Out Trigger Notice to the Borrower, in an aggregate amount not to exceed $100,000 (the “Professional Expense Cap”), only for so long as the Event of Default specified in the Carve-Out Trigger Notice shall be continuing, and in the case of each of subclauses (ii) and (iii) above, only to the extent such costs, fees and expenses are allowed by the Bankruptcy Court.  The Professional Expense Cap shall be reduced, dollar for dollar, by the amount of any fees, costs and expenses incurred and paid to Professionals subsequent to delivery of a Carve-Out Trigger Notice. The Lenders agree that Borrower shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out prior to the delivery of a Carve-Out Trigger Notice.  The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Agents and the Lenders to object to the allowance and payment of such amounts.

(b)                       Set-Off. Subject to Article VI hereof (including, without limitation,  Section 6.02), upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, withholding and tax accounts) at any time held and other indebtedness at any time owing by each Agent and each such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower under the Loan Documents, whether or not such obligations are then due.

(c)                        Discharge.  Borrower agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Administrative Priority Claim granted to the Agents and the Lenders pursuant to the Interim Order or the Final Order, whichever is then in effect, and described in Section 2.10(a) shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

(d)                       In the event and to the extent that the provisions of this Section 2.10 shall conflict with what is set forth in the Orders, the Orders shall govern.

ARTICLE III

CONDITIONS PRECEDENT TO BORROWINGS

3.01                           Conditions Of Initial Borrowing.  The obligation of each Lender to make the initial Borrowing hereunder is subject to satisfaction, or waiver in accordance with Section 8.01, of the following conditions precedent:

(a)                        The Administrative Agent and the Lenders shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated on or prior to the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) each in form and substance satisfactory to the Administrative Agent and each of the Lenders and in such number of copies as may be requested by the Administrative Agent:

(i)             duly executed counterparts of this Agreement; and

(ii)          a duly executed Loan Notice relating to the initial Borrowing.

(b)                       The Interim Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Required Lenders.

3.02                           Conditions To All Borrowings.  The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)                        As of the date of the applicable Borrowing, no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(b)                       The Administrative Agent shall have received a duly executed Loan Notice in accordance with the requirements hereof.

(c)                        The Interim Order and/or the Final Order, as applicable, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Required Lenders.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 3.02(a) has been satisfied on and as of the date of the applicable Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders on the Closing Date and on each date of a Borrowing that:

4.01                           Governmental Authorization; Other Consents.  Other than approval by the Bankruptcy Court and Gaming Authorities, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement, any other Loan Document, or for the consummation of the Transaction or (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents, except for the entry of the Interim Order or the Final Order, authorizations, approvals, actions, notices and filings that have been (or contemporaneously herewith will be) duly obtained, taken, given or made and are (or, upon obtaining, taking, giving or making any such authorization, approval, action, notice or filing, will be) in full force and effect.

4.02                           Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered and upon entry of the Interim Order or the Final Order, as applicable, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor’s rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

4.03                           Margin Regulations; Investment Company Act.

(a)                        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)                       Neither the Borrower, nor any Person Controlling the Borrower or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.

4.04                           Administrative Priority Obligations.  On and after the Closing Date and the entry of the Interim Order (or, if there is no Interim Order, the Final Order), the Interim Order or the Final Order, as applicable, and the Loan Documents are sufficient to provide the Administrative Priority Claims described in, and with the priority provided in, Section 2.10 of this Agreement and the Orders (it being understood and agreed that in the event and to the extent that the provisions of Section 2.10 shall conflict with what is set forth in the Orders, the Orders shall govern).  The Interim Order (or, if there is no Interim Order, the Final Order) is in full force and effect and has not been vacated, reversed, modified, amended, rescinded or stayed without the prior written consent of the Administrative Agent and the Required Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall:

5.01                           Certificates; Other Information.  Promptly deliver to the Administrative Agent and each Lender requesting the same, in form satisfactory to the Administrative Agent, such non-privileged information regarding the business, financial, legal or corporate affairs (including, without limitation, customers, assets, liabilities, operations, financial condition and prospects (other than attorney-client privileged information)) of the Borrower or any of its wholly-owned Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request in writing.

5.02                           Use Of Proceeds.  Use the proceeds of the Borrowings for working capital and other general corporate purposes of the Borrower during the pendency of the Cases to the extent not otherwise prohibited hereunder or by the Interim Order or Final Order, as applicable, unless otherwise approved by the Prepetition Lenders.

5.03                           Further Assurances.  Promptly upon request by any Agent or the Required Lenders through the Administrative Agent, (i) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Loan Document, and (ii) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, and (B) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

6.01                           Events Of Default.  Any of the following shall constitute an Event of Default:

(a)                        Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                       Appointment of Trustee.  An order (which has not been stayed) with respect to any of the Cases shall be entered by the Bankruptcy Court appointing, or the Borrower or any of its Subsidiaries or Parents shall file an application for an order with respect to any Case seeking the appointment of a trustee under Section 1104 of the Bankruptcy Code; or

(c)                        Chapter 7 Order.  An order with respect to any of the Cases shall be entered by the Bankruptcy Court converting such Case to a Chapter 7 case or the Borrower or any Affiliate Filer shall file a motion or not oppose a motion seeking such relief, unless consented to by the Administrative Agent; or

(d)                       Modifications to Bankruptcy Court Orders; Priority; Liens.  An order with respect to any of the Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Required Lenders to revoke, reverse, stay, modify, supplement or amend any of the Interim Order or the Final Order; or

(e)                        Final Order.  The Final Order shall not have been obtained within seventy-five (75) days after entry of the Interim Order; or

(f)                          Restatement Effective Date.  The “Restatement Effective Date” (as such term is defined in the Prepetition Facility) shall fail to occur before February 10, 2010; or

6.02                           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, with five (5) Business Days’ prior written notice to the Borrower (with a copy to counsel for the Borrower, counsel for the Creditor’s Committee, the UST and the Bankruptcy Court) and without further order of or application to the Bankruptcy Court, the Administrative Agent shall at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)                       subject to Section 8.14, exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents.

In the event and to the extent that the provisions of this Section 6.02 conflict with what is set forth in the Orders, the Orders shall govern.

6.03                           Application Of Funds.  After the exercise of remedies provided for in Section 6.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to any Agent) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower owing under or in respect of the Loan Documents that are then due and payable to the Agents and the other Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Lender Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Unaccrued Indemnity Claims), to the Borrower or as otherwise required by Law.

ARTICLE VII

ADMINISTRATIVE AGENT

7.01                           Authorization and Action.  Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

7.02                           Agent’s Reliance, Etc.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent: shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of the Borrower and shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.

7.03                           Agents Entitled to Act as Lender.  With respect to the Loans made by it and the Notes issued to it, if any, each Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” shall, unless otherwise expressly indicated, include each Agent in its individual capacity.

7.04                           Indemnification Of Agents.  (a) Each Lender severally agrees to indemnify each Agent or any Related Party (in each case, to the extent not reimbursed by the Borrower) from and against such Lender’s Applicable Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or any Related Party in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent or any Related Party under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or any Related Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

(b)                       Without limitation of the foregoing, each Lender agrees to reimburse each Agent or any Related Party promptly upon demand for its Applicable Percentage of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent or any Related Party is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.04 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  The obligations of the Lenders under this Subsection (b) are subject to the provisions of Section 2.08(b).

(c)                        The failure of any Lender to reimburse any Agent or any Related Party, as the case may be, promptly upon demand for its Applicable Percentage of any amount required to be paid by the Lenders to such Agent or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or Related Party, as the case may be, for its Applicable Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Related Party, as the case may be, for such other Lender’s Applicable Percentage of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

7.05                           Successor Agents.  Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower and any Agent may be removed at any time with or without cause by the Required Lenders by providing written notice thereof to such Agent and the Borrower.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent (which, unless an Event of Default has occurred and is continuing at the time of such appointment, shall be reasonably acceptable to the Borrower).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 45 days after the retiring or removed Agent’s giving of notice of resignation or receipt of notice of removal, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which, unless an Event of Default shall have occurred and is continuing, shall be reasonably acceptable to the Borrower.  If within 45 days after written notice is given of the retiring or removed Agent’s resignation or removal under this Section 7.05 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or the removed Agent’s removal shall become effective, (b) the retiring or removed Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring or removed Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring or removed Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

7.06                           Delegation of Duties.  Any Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents or servicers appointed by such Agent.

ARTICLE VIII

MISCELLANEOUS

8.01                           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than any document appointing a sub-agent or servicer of any Agent pursuant to Section 7.06), and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02                           Notices and Other Communications; Facsimile Copies.

(a)                        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02; provided that any such notice or other communication shall upon notice from the Administrative Agent be provided to any sub-agent or servicer appointed pursuant to Section 7.06 hereto as designated by Administrative Agent from time to time; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(b)                       Reliance By Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notice) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

8.03                           No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04                           Expenses; Indemnity; Damage Waiver.

(a)                        Costs and Expenses.  Subject to Section 8.14, the Borrower agrees to pay on demand (i) all reasonable documented out-of-pocket costs and expenses of the Agents (including any sub-agent or servicer of the Administrative Agent) in connection with the administration, modification and amendment of, or any consent or waiver under, the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) (including, without limitation, (A) all reasonable documented transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable documented out-of-pocket fees and expenses of one counsel for the Agents with respect thereto and one counsel for any sub-agent or servicer appointed under Section 7.06, with respect to advising the same as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), and (ii) all reasonable documented out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally and all reasonable documented out-of-pocket costs and expenses of each Agent and each Lender with respect to any negotiations arising out of any Default (including, without limitation, the fees and expenses of counsel for each Agent and each Lender with respect thereto).  The Borrower further agrees to pay any stamp or Other Taxes that may be payable in connection with the execution or delivery of any Loan Document.

(b)                       Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

(c)                        Survival.  The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

8.05                           Successors and Assigns.

(a)                        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an Eligible Assignee in accordance with the provisions of Section 8.06(b) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                       Assignments By Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement.

(c)                        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

8.06                           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.07                           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

8.08                           Survival Of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.09                           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10                           USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

8.11                           Governing Law; Jurisdiction; Etc.  GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER ANY MATTER OR IF IT HAS JURISDICTION BUT DOES NOT EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN

NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

8.12                           Gaming Authorities and Liquor Authorities.  This Agreement is subject to the Gaming Laws and the Liquor Laws.  Without limiting the foregoing, the Agents and the Lenders acknowledge that rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and the Liquor Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and the Liquor Authorities.  Each of the Agents and Lenders agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of Agent or Lender and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Agents, any of the Lenders or the Borrower, or the Loan Documents.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes each Agent and Lender to cooperate with the applicable Gaming Authorities as described above.

8.13                           Certain Matters Affecting Lenders.

(a)                        If any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to cause such Former Lender (and such Former Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Substitute Lender”) in accordance with the provisions of Section 8.06 and the Former Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Substitute Lender shall pay to the Former Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Former Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Former Lender; and (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Former Lender as if it were a prepayment.  The Borrower shall bear the costs and expenses of any Lender required by any Gaming Authorities to file an application for a finding of suitability in connection with the investigation of an application by the Borrower or its Subsidiaries for a license to operate a gaming establishment.

(b)                       Notwithstanding the provisions of Section 8.13(a), if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to Section 8.13(a) within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding amount of all Loans of such Former Lender, together with all unpaid fees owing to such Former Lender and any amounts payable to such Former Lender as if it were a prepayment and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period.  Upon the prepayment of all amounts owing to any Former Lender, if any (whether pursuant to Section 8.13(a) or this Section 8.13(b)), such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided that, any rights of such Former Lender to indemnification hereunder shall survive as to such Former Lender.

8.14                           Subordination of Rights to Repayment, Reimbursement, Set-Off, Etc.  Notwithstanding anything foregoing to the contrary, from the Closing Date until such time when all of the Prepetition Obligations and any Prepetition Superpriority Claims have been indefeasibly paid in full in cash or refinanced under a Plan of Reorganization to which the Prepetition Lenders have consented (the “Prepetition Exclusive Period”), the Borrower and each Affiliate Filer shall be prohibited from making any payment in cash or other assets to the Agents or Lenders in connection with the Facility.   Notwithstanding anything foregoing to the contrary, during the Prepetition Exclusive Period, the Agents and Lenders shall be prohibited from enforcing any right to repayment, reimbursement, indemnification or set-off arising under or in connection with the Facility except that any Agent or Lender shall be allowed to prosecute the allowance of an unsecured administrative claim in connection with the Cases.  Any amount which otherwise would have been due and payable hereunder (whether at stated maturity, by acceleration or otherwise) to the Agents or Lenders but for the prohibition set forth in the first sentence of this Section 8.14 (each such amount, a “Deferred Payment Amount”) shall accrue interest at the Default Rate to the fullest extent permitted by applicable law from the time such amount would have been due and payable but for the prohibition set forth in the first sentence of this Section 8.14 until such time as the Deferred Payment Amount has been repaid in full with accreted interest thereon.  Each Deferred Payment Amount and any accreted interest thereon shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, upon termination of the Prepetition Exclusive Period.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STATION CASINOS, INC.

By:	/s/ Thomas M. Friel
	Name:	Thomas M. Friel
	Title:	Executive Vice President, Chief Accounting Officer and Treasurer

VISTA HOLDINGS, LLC, as
Administrative Agent and Lender

By:	/s/ Richard Haskins
	Name:	Richard Haskins
	Title:	Manager